Exhibit 99.1

FOR IMMEDIATE RELEASE

Weston Presidio Completes Acquisition of Cellu Paper Holdings, Inc.
and Cellu Tissue Holdings, Inc. Accepts Consents Delivered in the Consent
Solicitation with Respect to its 9.75% Senior Secured Notes due 2010

East Hartford, Conn.—June 12, 2006—Weston Presidio and Cellu Paper Holdings, Inc. (“Cellu Paper”), the parent corporation of Cellu Tissue Holdings, Inc. (“Cellu Tissue”), jointly announced today the completion of the acquisition of Cellu Paper by Weston Presidio through a merger of Cellu Paper with a company controlled by Weston Presidio (the “Merger”). Cellu Paper previously was controlled by Charterhouse Group, Inc.

The total consideration in the Merger, including the assumption of debt, is approximately $205 million, subject to adjustment for working capital and actual net cash at closing versus agreed upon targets and for certain tax benefits that Cellu Tissue may realize. In addition, total consideration is subject to adjustment for up to an additional $35 million in contingent earn out consideration based upon the achievement of certain financial targets.

In connection with the Merger, Cellu Tissue solicited certain consents with respect to its 9.75% senior secured notes due 2010 (the “Notes”), and consents were received with respect to 100% of the aggregate outstanding principal amount of the Notes. Cellu Tissue has accepted all of the consents delivered in the consent solicitation and will pay to the consenting Noteholders a consent fee of $40 per $1,000 principal amount of Notes for which they delivered a consent. Cellu Tissue expects to make the consent payment to Noteholders on June 13, 2006.

As a result of the acceptance by Cellu Tissue of the consents delivered by Noteholders and the completion of the consent solicitation, the amendments to the indenture governing the Notes described in the Consent Solicitation Statement dated May 9, 2006 and related Supplement dated May 24, 2006 have become operative and Cellu Tissue will not be required to make a change of control offer to purchase any Notes in connection with the Merger.

Cellu Tissue manufactures and markets a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps. In addition, Cellu Tissue produces a variety of converted tissue products. Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies. Cellu Tissue services a diverse group of high-quality customers, with three of its top 10 customers belonging to the Fortune 150 group of companies.

Weston Presidio, founded in 1991, is a private equity firm with over $3.3 billion under management to invest through growth equity investments, management buyouts and recapitalizations. With offices in Boston, San Francisco, and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 300 portfolio companies in a variety of industries including consumer products and retail, manufacturing and industrial, media, service, and technology. For more information, visit www.westonpresidio.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu Tissue assumes no obligation to update any such forward-looking statement. Cellu Tissue cautions you that any forward looking information is based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  Factors that may affect the business or financial results of Cellu Tissue are described in Cellu Tissue’s filings with the SEC, including in its annual report on Form 10-K for the fiscal year ended February 28, 2006.

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